Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

By

Presidio Property Trust, Inc.

OFFER TO PURCHASE UP TO 2,000,000 SHARES

PLUS ALL ODD LOTS OF OUTSTANDING SERIES A

COMMON STOCK FOR CASH AT A PURCHASE PRICE

OF $0.68 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 5,

2025, UNLESS EXTENDED OR EARLIER TERMINATED

Dear Stockholder:

Presidio Property Trust, Inc. (“Presidio,” the “Company,” “we,” “us” or “our”) is offering to purchase shares of the Company’s Series A common stock, par value $0.01 per share (“Shares” or “Series A Common Stock”), for cash at a price of $0.68 per share (the “Purchase Price”), and for fractional shares for the product of the Purchase Price times the fraction in cash, net to the seller in cash less the withholding of any applicable taxes and without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal included with this Offer to Purchase (the “Letter of Transmittal”) and the related Important Instructions and Information included with this Offer to Purchase. This Offer to Purchase and the Letter of Transmittal, including the Important Instructions and Information relating to the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer.”

The Series A Common Stock is traded on The Nasdaq Stock Market under the symbol SQFT.

Unless extended, the Offer, proration period and withdrawal rights will expire at 11:59 p.m., New York City time, on May 5, 2025 (such time and date, as may be extended, the “Expiration Date”). You may tender all, a portion, or none of your Shares. However, if you are a record or beneficial owner of fewer than 100 Shares in the aggregate (an “Odd Lot Holder” and an “Odd Lot”), you must tender all of your Shares or none of your Shares and may not tender a portion of your Shares. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. We will not accept shares of Series A Common Stock subject to conditional tenders, such as acceptance of all or none of the Shares tendered, by any tendering stockholder. We are not offering to purchase, and will not accept, any fractional Shares (except as described below with respect to Odd Lot Holders) in the Offer. We have not provided for and will not accept Shares tendered via guaranteed delivery.

Stockholders whose Shares are registered in their name desiring to tender all or any portion of their Shares for purchase must complete and sign a Letter of Transmittal and deliver it to the Company agent. Stockholders not interested in tendering any of their Shares need not take any action. For more information, see Section 3—Procedures for Tendering Shares.

1

As of March 31, 2025, there were 14,154,032 shares of Series A Common Stock issued and outstanding. Our shares of Series A Common Stock are traded on the Nasdaq Stock Market under the symbol SQFT. See Section 15 – Certain Information About the Company.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their shares.

We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer.

Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

Subject to complying with applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the total amount of Shares sought in the Offer. In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the number of shares purchased increasing by up to approximately 283,080 shares.

Subject to applicable law and the rules and regulations of the SEC, we expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the number of Shares sought in the Offer or the Purchase Price, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 7—Conditions of the Offer prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a Form 8-K filing or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

The Offer is not conditioned upon the receipt of financing or a minimum number of Shares being properly tendered and not properly withdrawn. The Offer is, however, subject to a number of other conditions. See Section 7—Conditions of the Offer.

2

Our board of directors has approved the Offer. None of the Company, our board of directors, Broadridge, N.A. (“Broadridge”) in its capacity as depositary (“the “Depositary”), paying agent (the “Paying Agent”), or information agent (the “Information Agent”), or any of their respective affiliates, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares or as to the amount of shares you may choose to tender. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. You are urged to discuss your decision with the broker, dealer, commercial bank, trust company, custodian or other nominee in whose name your shares are registered (each a “Custodian”), if any, your tax advisor or your financial advisor.

No person has been authorized to make any recommendation on behalf of the Company, our board of directors, the Depositary, Paying Agent, the Information Agent or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal or Important Instructions and Information. If given or made, any recommendation and any information and representations must not be relied upon. The Offer has not been approved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or upon the accuracy of the information contained in this Offer to Purchase and any related documents, and any representation to the contrary is unlawful and may be a criminal offense.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and related Important Instructions and Information may be directed to Broadridge, the Information Agent for the Offer, by telephone toll-free at 1-855-793-5068 or via email at Shareholder@Broadridge.com.

3

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to 11:59 p.m., New York City time, on May 5, 2025 (unless the Offer is extended):

●	Registered Holders: if your Shares are registered in your name, you must deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to Broadridge, the Depositary for the Offer, in the enclosed envelope; or

●	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a Custodian, you still must submit your own instruction, with the approval of your Custodian, to tender your Shares for you according to the procedures described in Section 3—Procedures for Tendering Shares of this Offer to Purchase.

If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares as soon as possible to find out its deadline.

We are not disseminating the Offer to in any state where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such state. The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to not disseminate the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations.

Additional copies of this Offer to Purchase and the Letter of Transmittal and Important Instructions and Information may be obtained from Broadridge, the Information Agent for the Offer, and will be furnished at the Company’s expense. Questions and requests for assistance may be directed to Broadridge at the telephone number set forth on the back cover of this Offer to Purchase. Stockholders should also contact their Custodian for assistance concerning the Offer.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL OR IMPORTANT INSTRUCTIONS AND INFORMATION. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES.

THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE IMPORTANT INSTRUCTIONS AND INFORMATION CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF APRIL 8, 2025, AND THE STATEMENTS INCORPORATED BY REFERENCE HEREIN ARE MADE AS OF THE RESPECTIVE DATE OF THE DOCUMENTS SO INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE IMPORTANT INSTRUCTIONS AND INFORMATION SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE THE DATE OF THIS OFFER TO PURCHASE. HOWEVER, WERE ANY MATERIAL CHANGES TO OCCUR THAT WOULD REQUIRE AMENDMENT TO THIS OFFER TO PURCHASE, WE WOULD AMEND THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENT(S) TO DISCLOSE SUCH INFORMATION AND MAKE SUCH ADDITIONAL FILINGS AS ARE REQUIRED BY LAW.

4

PRESIDIO PROPERTY TRUST, INC.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the Letter of Transmittal and related Important Instructions and Information and the documents incorporated herein by reference because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion of the topics in this summary. Except where the context suggests otherwise, the terms “Presidio,” “we,” “us,” “our” and the “Company” refer to Presidio Property Trust, Inc.., a Maryland corporation.

Who is offering to purchase my Shares?

Presidio Property Trust, Inc., a Maryland corporation, with principal executive offices at 4995 Murphy Canyon Road, Suite 300, San Diego, CA 92123, telephone (760) 471-8536. For more information about the Company, see Section 15—Certain Information About the Company.

What is the purpose of the Offer?

We understand that our stockholders may have different needs with respect to the liquidity of their Shares. The Offer is part of our overall goal to enhance stockholder value while addressing the needs of certain of our stockholders who may desire, over other investment objectives: (i) immediate liquidity for their shares of Series A Common Stock, (ii) at a favorable price relative to the current market price, and (iii) without incurring broker’s fees associated with most secondary market sales. The Offer will also afford the Company the opportunity to reduce or eliminate the “Odd Lots” of our “Odd Lot Holders” (as such terms are hereinafter defined) who may accordingly wish to tender their shares of Series A Common Stock. The purpose of the Offer is to provide those stockholders who wish to achieve one or more of those objectives the opportunity to do so in an efficient manner while at the same time balancing the best interests of the Company and of those stockholders who wish to remain invested in the Company. Overall, we believe that the Offer is a prudent use of our financial resources given our business profile, capital structure, assets and liabilities.

In this Offer to Purchase, the terms “Odd Lot” and “Odd Lot Holder” refer to persons who are record or beneficial owners of a total of fewer than 100 shares of Series A Common Stock.

The final decision on whether to hold or tender Shares needs to be made by each individual stockholder. For additional information, see Section 19—Recommendation.

How was the Purchase Price determined?

Our board of directors determined the price for the Shares pursuant to the Offer based on discussions with our management. We considered, among other things, the purposes of the Offer, the secondary market prices for our stock, the board’s assessment of the long-term value of the Company, our currently contemplated Reverse Split (as defined and described below) of our Series A Common Stock, current economic conditions and trends affecting real estate, historical tender offers for the Company’s stock, the amount of cash that we would have available to fund the Offer and the likelihood that stockholders would tender.

Based on all these factors, our board of directors arrived at the price of $0.68 per Share, which we believe is a price at which our stockholders might sell their Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources.

On April 7, 2025, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on the Nasdaq Stock Market was $0.53 per Share.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 13 – Price of Shares of Series A Common Stock; Distributions.

5

What is the effect of the Offer?

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of stockholders that do not tender their Shares. Shares purchased by us pursuant to the Offer will no longer be outstanding and all rights of the holders with respect to those Shares will terminate except the right to receive the Purchase Price. Accordingly, stockholders who tender all of their Shares will give up the opportunity to participate in any future benefits from owning Shares, including the right to any future liquidity events. The Purchase Price per Share paid to tendering stockholders may be less than the total amount which might otherwise be received by stockholders at a later date. The purchase of Shares pursuant to the Offer will also have the effect of decreasing our cash and our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares.

Will you implement further share repurchases after the Offer is completed?

Our board of directors believes there is significant embedded value in our assets that is yet to be realized by the market. In December 2024, the board of directors authorized a stock repurchase program of up to $6.0 million of outstanding shares of our Series A Common Stock, which program (the “Current Repurchase Program”): (i) expires in December 2025, and (ii) has been suspended by the board of directors until the later of (x) in accordance with applicable securities laws, the 10th business day after the Expiration Date, and (y) two business days after the filing of our Form 10-Q for the fiscal period ending March 31, 2025 (as the case may be the “Resumption Date”). During the year ended December 31, 2024, under the Current Repurchase Program, we repurchased 190,640 shares of our Series A Common Stock, for a total cost of $140,416, with an average price of approximately $1.10 per share, including a commission of $0.025 per share.

Following the Resumption Date, we may repurchase Shares under the Current Repurchase Program or a subsequent stock repurchase program or tender offer for our Shares. Any such repurchase, repurchase program or tender offer will depend on, among other things, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our management team and board of directors deem relevant. The price at which we may offer to purchase Shares under the Current Repurchase Program or pursuant to any subsequent stock repurchase programs or tender offers would be determined at the time we decided to pursue that particular course of action or actions and may be greater or less than the Purchase Price. There can be no assurance that we will implement repurchases under the Current Repurchase Program or commence any additional stock repurchase programs or tender offer following the Resumption Date. See Section 12—Plans and Proposals.

6

We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with Broadridge Corporate Issuer Solutions, LLC (“Broadridge”), the paying agent for the Offer (the “Paying Agent”), which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by Broadridge in its capacity as the Depositary for the Offer (the “Depositary”) of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.

Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and the number of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 1—Price; Number of Shares; Expiration Date; Proration, Section 3—Procedures for Tendering Shares, and Section 7—Conditions of the Offer.

Will the tender offer affect my distributions?

For the years ended December 31, 2023 and 2022, the Company paid quarterly dividends on its Series A Common Stock. The Company did not pay any dividends on its Series A Common Stock during 2024 or 2025 and does not currently have any current plans to resume dividends on its Series A Common Stock. There thus can be no assurance that the board of directors will authorize any future cash dividends on Shares not tendered. If you elect to remain a stockholder and do not tender all of your Shares, you will receive future distributions (if any) that are authorized by our board of directors and declared by us based on the number of Shares you own on the record dates for the distributions. Any future determination to pay distributions will be at the discretion of our board of directors and will depend on our financial condition, capital requirements, restrictions contained in current or future financing instruments, and such other factors as our board of directors deems relevant.

If you decide to tender all or a portion of your Shares, you will not receive any future distributions on the Shares that you tender that are accepted for purchase other than the Purchase Price.

What if stockholders who properly tender their shares and do not properly withdraw their tender, tender more than 2,000,000 Shares?

Pursuant to the Offer, we will first purchase from Odd Lot Holders who properly tender all of their Shares and do not properly withdraw any of their tenders. Odd Lot Holders wishing to receive the Purchase Price for their Shares must tender all of their Shares and not withdraw any such Shares from the Offer (including fractional shares ).

If more than 2,000,000 Shares, exclusive of the Odd Lots, are properly tendered and not properly withdrawn, we will purchase all such Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares. In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer.

Because this Offer to Purchase is made to purchase up to 2,000,000 shares (plus all Odd Lots) it is possible that we will not purchase all the Shares that stockholders (excluding Odd Lot Holders) tender even properly tendered and not properly withdrawn. If the Offer is oversubscribed, and you are not an Odd Lot Holder, the number of Shares that we purchase from you in the Offer will be prorated down.

7

If we are required to prorate, the Paying Agent will determine the proration factor promptly following the Expiration Date. Proration for each stockholder (other than Odd Lot Holders) tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholders to the total number of Shares properly tendered and not properly withdrawn by all such stockholders with appropriate adjustments to avoid purchases of fractional Shares. Because of the difficulty in determining the number of Shares (other than Odd Lots) properly tendered and not withdrawn, we expect that we will not be able to announce the final proration factor or commence payment for non-Odd Lot Holders’ Shares purchased pursuant to the Offer until at least five (5) business days after the Expiration Date. The preliminary results of any proration will be announced on a Form 8-K as promptly as practicable after the Expiration Date.

The number of Shares that we purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with its tax advisor to evaluate the tax consequences of tendering Shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our Shares, including any Custodians, whose names, or the names of whose nominees, appear on our stockholder list. For more information, see Section 1—Price; Number of Shares; Expiration Date; Proration.

If I own fewer than 100 Shares may I tender fewer than all my Shares, and will I be subject to proration?

If you are an Odd Lot Holder, in order to participate in the Offer and receive the Purchase Price for your Shares (including fractional shares, if any) you must: (1) you properly tender all of your Shares, (2) not withdraw any of your Shares, and (3) complete the Letter of Transmittal included with this Offer to Purchase and the Odd Lot certification included herewith, together with any required signature guarantees, and any other required documents and deliver them to Broadridge, the Depositary for the Offer, at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. We will purchase all Shares of Odd Lot Holders who comply with the foregoing without reduction or proration as a result of over-subscriptions or results of the Offer. See Section 1—Price; Number of Shares; Expiration Date; Proration.

How do I tender Shares that are registered in my name?

If you would like us to purchase your Shares or a portion of your Shares that are registered in your name, you must properly complete and sign the enclosed Letter of Transmittal according to the Important Instructions and Information and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Broadridge, in its capacity as the Depositary, at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal.

Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before 11:59 p.m., New York City time, on May 5, 2025 See Section 3—Procedures for Tendering Shares. We have not provided for and will not accept Shares tendered via guaranteed delivery or hand delivery.

How do I tender Shares that I hold through a broker, dealer, commercial bank, trust company, custodian or other nominee?

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you have two options for tendering your Shares: you may (1) submit an initial entry through your stockholder portal, to be subsequently approved by your custodian through the custodian portal, or (2) deliver a physical copy of the Letter of Transmittal, including the signatures of the custodian with their medallion guarantee stamp signifying approval of the submission. These requirements will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in- fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted. See Section 3—Procedures for Tendering Shares. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline.

8

Will I be notified of any defects in the documents I submit?

To the extent practicable, the Company and Broadridge will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, Broadridge or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. Such notice will be sent by U.S. mail, and may not be received by you in time to enable you to correct the defect, so we urge that you closely follow all instructions and avoid nonconforming tenders altogether. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. It is the risk and responsibility of a tendering stockholder to ensure the proper completion and timely delivery of all materials necessary to properly tender their Shares. Therefore, we encourage stockholders to carefully complete their tender materials and submit them as early as possible after you have considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in your tender. See Section 3—Procedures for Tendering Shares.

What is the accounting treatment of the Offer for the Company?

The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased and reduce total cash to fund a portion of the Purchase Price.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

Other than making required filings with the SEC, we are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7—Conditions of the Offer and Section 17—Certain Legal Matters; Regulatory Approvals.

Must I tender all my Shares to participate in the Offer?

No, unless you are an Odd Lot Holder. Stockholders (other than Odd Lot Holders) may tender all of their Shares, a portion of their Shares (or none of their Shares) and regardless of how long they have owned them. Odd Lot Holders must tender all of their Shares in order to participate in the Offer. See Section 1—Price; Number of Shares; Expiration Date; Proration and Section 4— Amount of Tenders.

When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?

You may tender your Shares until the Offer expires at 11:59 p.m., New York City time, on May 5, 2025. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will file or issue a Current Report on Form 8-K or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and on amendment to the Schedule TO. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See Section 1—Price; Number of Shares; Expiration Date; Proration and Section 8—Extension of the Offer; Termination; Amendment.

9

Will there be any tax consequences to me if I tender my Shares?

Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See Section 18—Certain Federal Income Tax Consequences.

Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 18—Certain Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides or has already provided its taxpayer identification number (employer identification number or social security number) to the Paying Agent (as payor) and certifies or has certified under penalties of perjury, among other things, that the number is correct.

Will I have to pay brokerage fees and commissions if I tender my Shares?

No. If you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any such charges will apply. See Section 3— Procedures for Tendering Shares.

May I withdraw my tendered Shares?

Yes. You may withdraw any or all Shares tendered at any time prior to the Expiration Date. Odd Lot Holders withdrawing any of their Shares will not be eligible to participate in the Offer. You may also withdraw tendered Shares if they are not accepted for payment by  June 2, 2025. To withdraw your tendered Shares, you must properly complete and submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal; provided, however, that you may only withdraw your Shares by the same method you used to tender your Shares. Please note that a Withdrawal Letter delivered via U.S. mail or an overnight courier service may not be received in time. See Section 5—Withdrawal Rights.

How will the Company pay for the Shares?

We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on our balance sheet. Assuming that the Offer is fully subscribed, the value of Shares purchased will be $1,360,000, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares (resulting in a commensurate increase of approximately 283,080 Shares without amending or extending the Offer in accordance with rules promulgated by the SEC). Assuming that we do not increase the number of Shares that may be accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately  $1,360,208.22, exclusive of any costs and fees associated with the purchase of the Odd Lots. Following our acceptance of Shares for payment, we will deposit the aggregate Purchase Price for all purchased Shares with Broadridge, the Paying Agent for the Offer, which will act as your agent for the purpose of receiving payment for your Shares. Our deposit of the aggregate Purchase Price (less any withholding of applicable taxes) with Broadridge will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment will receive payment from the Paying Agent. See Section 6—Purchase and Payment for Tendered Shares and Section 14—Source and Amount of Funds.

10

What are the summarized conditions to the Offer?

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred, provided, that in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions) that, in our reasonable judgment, regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:

●	any threatened or pending action, suit or proceeding by any third party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

●	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some of or all the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

●	in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some of or all the Shares tendered pursuant to the Offer;

●	makes our purchase of, or payment for, some of or all the Shares tendered pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or

●	materially impairs the contemplated benefits to us of the Offer;

●	there has occurred any change in general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including:

●	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

●	the commencement or escalation of war, armed hostilities or other international or national calamity, including an act of terrorism, directly or indirectly involving the United States;

●	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

11

●	legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

●	any tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

●	we learn that:

●	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);

●	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

●	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

●	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

●	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

●	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

●	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

●	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

12

●	any change has occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer; or

●	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a real estate investment trust (“REIT”) under the Code or would violate the limitations imposed by Maryland law, we may terminate or amend the Offer or postpone the acceptance of Shares for payment.

If any of the foregoing has occurred, we may:

●	terminate the Offer and return all tendered Shares to the tendering stockholders;

●	extend the Offer and, subject to withdrawal rights as set forth in Section 5—Withdrawal Rights, retain all the Shares until the expiration of the Offer as so extended;

●	waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date; or

●	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, provided that in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. Such conditions may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

May we extend, amend or terminate the Offer?

Yes, subject to applicable law, we may extend, amend or terminate the Offer in our sole discretion. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been satisfied or waived. See Section 8—Extension of the Offer; Termination; Amendment.

13

Has the Company or its board of directors adopted a position on the Offer?

Although our board of directors has authorized the Offer, none of the Company, any member of our board of directors, Broadridge, in its capacity as Paying Agent, Depositary, or as Information Agent, or any of their respective affiliates has made, or is making any recommendation to you as to whether to tender your Shares. You must make your own decision as to whether to tender your Shares or how many Shares to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. You are urged to discuss your decision with your tax advisor, financial advisor or Custodian. See Section 19—Recommendation.

Do the Company’s directors or executive officers intend to tender their Shares in the Offer?

We have been advised that none of our directors or executive officers intends to tender any Shares in the Offer.

What if purchasers of Shares held by other stockholders cause me to beneficially or constructively own Shares in excess of the ownership limits in the Company’s charter?

Our charter generally provides that no person may own more than 9.8% (in value) of the outstanding shares of all classes and series of our capital stock or 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, excluding any outstanding shares of capital stock not treated as outstanding for federal income tax purposes. Additionally, and subject to certain exceptions, no person may beneficially own shares of our capital stock to the extent that such ownership (i) could result in the Company (A) being considered “closely held” within the meaning of Section 856(h) of the Code or (B) otherwise failing to qualify as a REIT, (ii) would result in our capital stock being beneficially owned by fewer than 100 persons, or (iii) would cause Presidio to own ten percent (10%) or more of the ownership interests in a tenant of the Company’s real property within the meaning of Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code. If repurchases of Shares held by other stockholders were to cause a stockholder to beneficially or constructively own Shares in excess of such ownership limits, such excess Shares would be automatically transferred to a trust for the benefit of a charitable beneficiary unless such stockholder received a waiver of such ownership limits from our board of directors. Stockholders should consider potential application of the ownership limits in our charter in deciding whether to tender their Shares.

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Important Instructions and Information and other Offer documents may be directed to Broadridge, the Information Agent, at the following toll-free telephone number: 1-855-793-5068 or via email at Shareholder@Broadridge.com. Broadridge will promptly furnish to stockholders additional copies of the materials at the Company’s expense. Stockholders may also contact their financial advisor for assistance concerning the Offer.

14

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements based upon our current expectations, estimates and assumptions that involve risks and uncertainties within the meaning of the federal securities laws. These statements include statements about the Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Presidio and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this Offer to Purchase. Such risks, uncertainties and other important factors include: the risks, uncertainties and factors set forth in our filings with the SEC, including our Annual Report on Form 10-K; business, financial and operating risks inherent to real estate investments and the industry; our ability to renew leases, lease vacant space, or re-lease space as leases expire; our ability to repay or refinance our debt as it comes due; difficulty selling or re-leasing our investment properties due to their specific characteristics as described elsewhere in our filings with the SEC; contraction in the global economy or low levels of economic growth; our ability to sell our assets at a price and on a timeline consistent with our investment objectives, or at all; our ability to service our debt; changes in interest rates and operating costs; compliance with regulatory regimes and local laws; uninsured or underinsured losses, including those relating to natural disasters or terrorism; domestic or international instability or political or civil unrest, including the ongoing hostilities in the Middle East and between Russia and Ukraine and its worldwide economic impact; the amount of debt that we currently have or may incur in the future; provisions in our debt agreements that may restrict the operation of our business; our organizational and governance structure; our status as a REIT; the cost of compliance with and liabilities under environmental, health and safety laws; adverse litigation judgments or settlements; changes in real estate and zoning laws and increases in real property tax rates; changes in federal, state or local tax law, including legislative, administrative, regulatory or other actions affecting REITs; changes in governmental regulations or interpretations thereof; and estimates relating to our ability to make distributions to our stockholders in the future.

These factors are not necessarily all the important factors that could cause our actual financial results, performance, achievements or prospects to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

15

THE OFFER

1. Price; Number of Shares; Expiration Date; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase for cash all Odd-Lots and up to 2,000,000 Shares at a price equal to $0.68 per Share properly tendered and not properly withdrawn prior to the Expiration Date. We reserve the right to extend the Offer. See Section 8—Extension of the Offer; Termination; Amendment. In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $192,496.44.

Because of the proration provisions described herein, it is possible that not all of your Shares (excepting Odd-Lots) will be purchased if more than 2,000,000 of such Shares are properly tendered and not withdrawn in the Offer.

As of March 31, 2025, there were 14,154,032 Shares issued and outstanding.

This Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information will be mailed to all record holders of our Series A Common Stock, including brokers, dealers, commercial banks, trust companies, custodians and other nominees and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.

Our board of directors has approved the Offer. None of the Company, our board of directors, Broadridge in its capacity as Depositary, Paying Agent, nor in its capacity as Information Agent for the Offer, or any of their respective affiliates, however, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to participate in any future upside, future growth, or future liquidity event of the Company with respect to such Shares.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 7—Conditions of the Offer.

16

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the total amount of Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Date, and (d) upon the failure of any of the conditions specified in Section 7—Conditions of the Offer prior to the Expiration Date or, subject to applicable law, for any reason to terminate the Offer and not accept any Shares for payment. Any extension, amendment, waiver of a condition or termination will be followed as promptly as practicable by public notice consistent with the requirements of the SEC. In the case of an extension of the Offer, we will file or issue a Current Report on Form 8-K or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act and file an amendment to the Schedule TO.

If we (i) increase or decrease the price that may be paid for the Shares, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten (10) business days following the date that notice of the increase or decrease is first published, sent or given.

The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer. We do not anticipate making any distributions prior to the Expiration Date.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, we will first purchase from Odd Lot Holders who properly tender all of their Shares and do not properly withdraw any of their tenders.

If more than 2,000,000 Shares, exclusive of the Odd Lots, are properly tendered and not properly withdrawn, we will purchase all such Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares. In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer.

Each stockholder wishing to accept the Offer must properly complete and submit the Letter of Transmittal included with this Offer to Purchase and the Odd Lot Certification Form included herewith and pursuant thereto properly tender all or a portion of their Shares (or, in the case of Odd Lot Holders, all of their Shares) owned beneficially or of record by such stockholder and not properly withdraw such tenders before the Expiration Date.

Odd Lots.

All Odd Lot Shares properly tendered prior to the Expiration Date by an Odd Lot Holder who is tendering all Shares owned by that Odd Lot Holder will be purchased by us in the Offer if they are not properly withdrawn prior to the Expiration Date. This will be the case even if the Offer is oversubscribed by tendering stockholders (who are not Odd Lot Holders) and as a result have their amounts of their tendered Shares prorated down. Odd Lot Holders should certify their status as such in the appropriate place on the Odd Lot certification form included with this Offer to Purchase. Odd Lots treatment in the Offer is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts holding fewer than 100 Shares.

Odd Lot Holders wishing to receive the Purchase Price for their Shares must tender all of their Shares and not withdraw any such Shares from the Offer. Tenders of fewer than all the Shares owned by an Odd Lot Holder will not be accepted for purchase.

For Odd Lot Holders tendering fractional shares, for such fractional shares the Company will pay such Odd Lot Holder the product of the Purchase Price of $0.68 per Share times the fraction of a Share held by any such Odd Lot Holder.

Odd Lot Holders wishing to tender their Shares pursuant to the Offer must comply with the procedures described in Section 3—Procedures for Tendering Shares.

17

Proration. If more than 2,000,000 Shares (exclusive of Odd Lots) are properly tendered and not properly withdrawn, the Paying Agent will determine the proration factor promptly following the Expiration Date. Subject to adjustments to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares (exclusive of Odd Lots) properly tendered and not properly withdrawn by the stockholder to the total number of Shares (exclusive of Odd Lots) properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). Because of the difficulty in predicting the number of such Shares properly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares (including Odd Lots) purchased pursuant to the Offer until up to five (5) business days after the Expiration Date. The preliminary results of any proration will be announced on a Form 8-K promptly after the Expiration Date.

2. Purpose of the Offer; Effects of the Offer

The purpose of the Offer is to provide our stockholders who wish to achieve (i) immediate liquidity for their shares of Series A Common Stock, (ii) at a favorable price relative to the current market price, and (iii) without incurring broker’s fees associated with most secondary market sales the opportunity to do so in an efficient manner while at the same time balancing the best interests of the Company and of those stockholders who wish to remain invested in the Company. Overall, we believe that the Offer is a prudent use of our financial resources given our business profile, capital structure, assets and liabilities. Another purpose of the Offer is to reduce the number of our issued and outstanding Shares and to reduce or eliminate all of our Odd-Lots. All of the Shares validly tendered and accepted for purchase in the Offer will be retired and canceled and will return to the status of authorized but unissued shares of Series A Common Stock.

Reverse Split. On June 7, 2024, the Company received a letter from the Listing Qualifications Department of the Nasdaq Stock Market indicating that, based upon the closing bid price of the Company’s common stock for the 30 consecutive business day period between April 25, 2024 through June 6, 2024, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2). The letter also indicated that the Company would be provided with a compliance period of 180 calendar days, or until December 4, 2024, in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A). On December 5, 2024, Nasdaq notified the Company that its staff (the “Staff”) determined that the Company is eligible for an additional 180 calendar day period, or until June 2, 2025, to regain compliance. The Staff’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement, and the Company’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If at any time during this second (and current) 180-day compliance period, the closing bid price of the Series A Common Stock is at least $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide written confirmation of compliance. In order to regain compliance, we expect our board of directors to authorize the Company to implement a reverse stock split of the Series A Common Stock, in a ratio within the range of one-to-five to one-to-six (1:5 – 1:6) on or before May 15, 2025 (the “Reverse Split”). If compliance cannot be demonstrated by June 2, 2025, the Staff will provide written notification that the Series A Common Stock will be delisted. At that time, the Company may appeal the Staff’s determination to a Hearings Panel.

Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Following the Resumption Date, we may, from time to time and in accordance with Rule 14e-5, repurchase Shares under our Current Repurchase Program or a subsequent stock repurchase program, private block purchase or tender offer for our Shares. Any such repurchase, repurchase program or tender offer will depend on, among other things, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our management team and board of directors deem relevant. The price at which we may offer to purchase Shares under the Current Repurchase Program or pursuant to any subsequent stock repurchase program, private block purchase or tender offer would be determined at the time we decided to pursue that particular course of action or actions and may be greater or less than the Purchase Price. There can be no assurance that we will implement repurchases under the Current Repurchase Program or commence any additional stock repurchase programs, private block purchase or tender offer following the Resumption Date.

18

There can be no assurance that the Reverse Split will effectively cure the Company’s non-compliance with Nasdaq Listing Rule 5550(a)(2) and, accordingly, that the Series A Common Stock may be delisted from the Nasdaq Stock Market after the Expiration Date or Resumption Date. In such event, the liquidity of the market and the trading price(s) of Shares may be negatively impacted .

3. Procedures for Tendering Shares.

If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any other documents required by the Letter of Transmittal, to the Depositary (Broadridge) at the appropriate address in the “Important Instructions and Information” page accompanying the Letter of Transmittal. Please note that in some cases signatures must be medallion signature guaranteed.

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee (a “Custodian”) and you are not the holder of record on our books, you must cause the Letter of Transmittal to be physically delivered, including the signatures of your Custodian, including their medallion guarantee stamp (if required), signifying approval of the submission. Such stockholders are urged to consult such Custodian as soon as possible if they wish to tender Shares.

If you are a Custodian tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal. This requirement will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. Any notice of nonconformity will be sent to the stockholder and not to the Custodian.

Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal and the Important Instructions and Information. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before 11:59 p.m., New York City time, on the Expiration Date. You should allow sufficient time to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Odd Lot Holders who wish to tender their Shares must tender all their Shares and also complete the Letter of Transmittal and the Odd Lot certification form, each included herewith to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1—Price; Number of Shares; Expiration Date; Proration.

19

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

●	the Letter of Transmittal is signed by all registered holders of the Shares tendered and the holder has not requested special issuance or payment options; or

●	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, or an “eligible guarantor institution”, as the term is defined in Rule 17-Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 18—Certain Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to the Paying Agent should complete and sign an IRS Form W-9 so as to provide the information and certification necessary to avoid U.S. federal backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Paying Agent that the stockholder is not subject to such backup withholding. If a U.S. stockholder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding tax. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W- 8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.

20

Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see Section 18—Certain Federal Income Tax Consequences.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its reasonable discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. To the extent practicable, the Company and Broadridge will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, Broadridge or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter sent through the U.S. mail. We strongly encourage stockholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in the materials you provide to us.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others may, directly or indirectly, tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position” in a number of Shares or Equivalent Securities, as defined within Rule 14e-4, at least equal to the Shares being tendered and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

4. Amount of Tenders.

Except in the case of Odd Lot Holders, who must tender all of their Shares, Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder will be able to tender his, her or its Shares to us regardless of when the stockholder first purchased the Shares.

21

5. Withdrawal Rights.

Stockholders may withdraw Shares tendered at any time prior to 11:59 p.m., New York City time, on the Expiration Date. We will not accept any Shares for payment prior to that time. Stockholders may also withdraw Shares tendered at any time on or before June 2, 2025 (40 business days after commencement), if their Shares have not been accepted for payment prior to that time.

For withdrawal to be effective, a Withdrawal Letter must be properly completed and sent by mail or overnight courier service and timely received by the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal; provided, however, you may only withdraw your Shares by the same method you used to tender your Shares. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered prior to 11:59 on the Expiration Date by following one of the procedures described in Section 3—Procedures for Tendering Shares at any time before the Expiration Date.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and its determination shall be final and binding, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

6. Purchase and Payment for Tendered Shares.

Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will accept for payment and pay for an aggregate of all Odd Lots and up to 2,000,000 Shares that are properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration provisions of the Offer with respect to non-Odd Lots, Shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of tendered Shares for payment.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

If we are required to prorate, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Date. All Shares tendered and not purchased will be promptly returned to the tendering stockholders.

For Odd Lot Holders tendering fractional shares, for such fractional shares the Company will pay such Odd Lot Holder the product of the Purchase Price of $0.68 per Share times the fraction of a Share held by any such Odd Lot Holder.

Under no circumstances will we pay interest on the Purchase Price even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to the satisfaction or waiver of certain conditions prior to the Expiration Date. See Section 7— Conditions of the Offer.

We may increase the number of Shares purchased in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we do so, the number of Shares purchased will increase by up to approximately 283,080 Shares.

22

If more than 2,000,000 Shares (exclusive of Odd Lots) are duly tendered prior to 11:59 p.m., New York City time, on the Expiration Date and proration is required as described under Section 1 — Price; Number of Shares; Expiration Date; Proration, we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.

Our deposit of the aggregate purchase price with Broadridge (less any withholding of applicable taxes) will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment will receive payment from the Paying Agent.

7. Conditions of the Offer.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred, provided, that in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions) that, in our reasonable judgment, regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:

●	any threatened or pending action, suit or proceeding by any third party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

●	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some of or all the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

●	in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some of or all the Shares tendered pursuant to the Offer;

●	makes our purchase of, or payment for, some of or all the Shares tendered pursuant to the Offer illegal, or otherwise restricts or prohibits consummation of the Offer; or

●	materially impairs the contemplated benefits to us of the Offer;

●	there has occurred any change in general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including:

●	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

23

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

●	the commencement or escalation of war, armed hostilities or other international or national calamity, including an act of terrorism, directly or indirectly involving the United States;

●	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

●	legislation amending the Code, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

●	any tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

●	we learn that:

●	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);

●	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

●	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

●	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

●	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

●	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

●	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

●	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

●	any change has occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer; or

24

●	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code or would violate the limitations imposed by Maryland law, we may terminate or amend the Offer or postpone the acceptance of its Shares for payment.

If any of the foregoing has occurred, we may:

●	terminate the Offer and return all tendered Shares to the tendering stockholders;

●	extend the Offer and, subject to withdrawal rights as set forth in Section 5—Withdrawal Rights, retain all the Shares until the expiration of the Offer as so extended;

●	waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date; or

●	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, provided, that in no event shall the action or inaction of the Company or any of its affiliates be permitted to trigger any of such conditions. Such conditions may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to each tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

8. Extension of the Offer; Termination; Amendment.

Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and the Paying Agent and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his, her or its Shares. In the case of an extension, the public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the events specified in Section 7—Conditions of the Offer by giving oral or written notice of the termination or postponement to the Depositary and the Paying Agent and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7—Conditions of the Offer has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by changing the per Share Purchase Price or by increasing or decreasing the aggregate value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time prior to the Expiration Date by public announcement of such amendment.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a condition of the Offer, we will extend the Offer to the extent required by applicable law.

25

SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage or number of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

●	we increase or decrease the price to be paid for Shares or increase or decrease the number of Shares sought in the Offer, and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares; and

●	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 8—Extension of the Offer; Termination; Amendment,

then we will extend the Offer to the tenth (10th) business day following the date such notice is first publicly announced.

Any public announcement made pursuant to the Offer will be made as promptly as practicable in a manner reasonably designed to inform stockholders of the change and in compliance with applicable law. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by filing a Current Report on Form 8-K and filing an amendment to the Schedule TO. We will not be required to amend or extend the Offer if the increase in the value of Shares purchased in the Offer does not cause the number of Shares purchased to increase by more than 2% of the outstanding Shares.

9. Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of stockholders that do not tender their Shares. Shares purchased by us pursuant to the Offer will no longer be outstanding and all rights of the holders with respect to those Shares will terminate except the right to receive the Purchase Price. Stockholders who tender all their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future distributions or liquidity events. The purchase of Shares pursuant to the Offer will reduce the stockholders’ equity and our total cash in an amount equal to the aggregate Purchase Price of the Shares purchased.

We have been advised that none of our directors or executive officers intends to tender any Shares in the Offer.

10. Treatment of Fractional Shares.

We are not offering to purchase, and will not accept, any fractional Shares in the Offer except those held in Odd Lots the entirely of which is properly tendered and not withdrawn by the Odd Lot Holder. If the Offer is oversubscribed by non-Odd Lot Holders, appropriate adjustments to the proration factor will be made in order to avoid purchases of fractional Shares.

11. Use of Securities Acquired.

Shares purchased in the Offer will return to the status of authorized and unissued Series A Common Stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.

26

12. Plans and Proposals

Except as described or incorporated by reference herein, or as may occur in the ordinary course of business, we have no plan to take any action that relates to or would result in any of the following during the time the Offer is open:

●	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;

●	a material change in the present dividend rate or policy;

●	any material change in our indebtedness or capitalization of the Company;

●	any other change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

●	any other material change in our corporate structure or business;

●	any class of equity securities of the Company being delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

●	any class of the Company’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Act (15 U.S.C.78);

●	the suspension of the Company’s obligation to file reports under Section 15(d) of the Act (15 U.S.C. 78o);

●	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

●	any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Presidio Property Trust, Inc. is an internally-managed real estate investment trust (a “REIT”). We were incorporated in the state of California on September 28, 1999 and in August 2010 we were reincorporated as a Maryland corporation. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.”

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the foregoing, we expressly reserve the right to change our plans or intentions at any time. Our strategy is focused on preserving, protecting and maximizing the total value of our portfolio with the long-term objective of providing stockholders with a return of their investment. Other than as disclosed herein, we currently have no definitive plan or proposal to conduct any specific strategic transaction. We may decide to engage in one or more such transactions in the future, if, among other things, our board determines that any such transactions are in the best interest of the Company and market conditions are favorable. There can be no assurance that a strategic transaction or transactions will occur or that liquidity or enhanced value will be realized by us or our stockholders from any such transaction. The form, likelihood of execution and the timing of any potential strategic transaction are difficult to predict and are subject to a number of known and unknown risks. See Forward-Looking Statements above for further discussion of these difficulties and risks.

After completing the Resumption Date and in compliance with applicable securities laws, we may repurchase Shares under a our Current Repurchase Program or a subsequent stock repurchase program, private block purchase or tender offer for our Shares. If we undertake such repurchases, the price or prices at which we do so may be higher or lower than the Purchase Price. Stockholders whose Shares are purchased in the Offer will not benefit from any appreciation in the value of those Shares that would have occurred as a result of any such potential future event.

13. Price of Shares of Series A Common Stock; Distributions.

Tendering stockholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future upside, future growth, or liquidity event of the Company with respect to such Shares.

Our board of directors determined the price for the Shares pursuant to the Offer based on discussions with our management. We considered, among other things, the purposes of the Offer, recent secondary market prices for our stock (including the effective process for such transactions after taking transaction costs into account), the board’s assessment of the long-term value of the Company, current economic conditions and trends affecting real estate, the amount of cash that we would have available to fund the Offer and the likelihood that stockholders would tender. Based on all these factors, our board and management arrived at the price of $0.68 per Share, which we believe is a price at which our stockholders might sell their Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources.

27

The Shares are traded on the Nasdaq Stock Market under the symbol “SQFT”.

The following table sets forth the range of the high and low sales prices as reported on the Nasdaq Stock Market for the periods set out below:

	Price of Series A Common Stock
	High	Low
First Quarter – March 31, 2025	$0.82	$0.54

Fiscal Year Ending December 31, 2024	High	Low
Fourth Quarter – December 31, 2024	$0.88	$0.47
Third Quarter – September 30, 2024	$0.78	$0.54
Second Quarter – June 30, 2024	$0.94	$0.61
First Quarter – March 31, 2024	$1.39	$0.83

Fiscal Year Ending December 31, 2023	High	Low

Fourth Quarter – December 31, 2023	$1.45	$0.50
Third Quarter – September 30, 2023	$0.90	$0.50
Second Quarter – June 30, 2023	$1.02	$0.78
First Quarter – March 31, 2023	$1.29	$0.92

On April 7, 2025, the last full trading day before commencement of the Offer, the last close sale price of the Shares on the Nasdaq Stock Market was $0.53. Stockholders are urged to obtain current Share information before deciding if they will participate in the Offer.

We do not currently intend to declare or pay any distribution on the Shares during the period the Offer is open or the remainder of 2025. Shares purchased in the Offer will not be entitled to receive future dividends or other distributions (if any) declared by us. The Company expressly reserves the right to make distributions in the future in cash or in kind.

14. Source and Amount of Funds.

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $1,360,000 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by 2%, the dollar value of the Offer would increase by up to approximately $192,496.40. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $1,360,208.22, exclusive of the costs and fees associated with the purchase of any Odd Lots. We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on our balance sheet. As of April 7, 2025, we had approximately $5.8 million in available cash and cash equivalents and $3.7 million of restricted cash on our balance sheet. We do not have any alternative financing arrangements or alternative financing plans .

28

15. Certain Information About the Company.

Our Business and State of Incorporation. Presidio Property Trust, Inc. (“we”, “our”, “us” or the “Company”) is an internally-managed real estate investment trust (“REIT”), with holdings in office, industrial, retail and model home properties. We were incorporated in the State of California on September 28, 1999, and in August 2010, we reincorporated as a Maryland corporation. In October 2017, we changed our name from “NetREIT, Inc.” to “Presidio Property Trust, Inc.” Through Presidio Property Trust, Inc., its subsidiaries, and its partnerships, we own 12 commercial properties in fee interest, two of which we own as a partial interest in various affiliates, in which we serve as general partner, member and/or manager, and a special purpose acquisition company (until deconsolidation in September 2023) as noted below.

The Company or one of its affiliates operates the following partnerships during the periods covered by the consolidated financial statements set forth in our most recent Annual Report on Form 10-K:

●	The Company is the sole general partner and limited partner in two limited partnerships (NetREIT Palm Self-Storage LP and NetREIT Casa Grande LP), both of which, at December 31, 2023, had ownership interests in an entity that owns income producing real estate. The Company refers to these entities collectively as the “NetREIT Partnerships”.

●	The Company is the general and limited partner in six limited partnerships that purchase model homes and lease them back to homebuilders (Dubose Model Home Investors #202, LP, Dubose Model Home Investors #203, LP, Dubose Model Home Investors #204, LP, Dubose Model Home Investors #205, LP, Dubose Model Home Investors #206, LP, and Dubose Model Home Investors #207, LP). The Company refers to these entities collectively as the “Model Home Partnerships”.

The Company has determined that the limited partnerships in which it owns less than 100% should be included in the Company’s consolidated financial statements as the Company directs their activities and has control of such limited partnerships.

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, for federal income tax purposes. To maintain our qualification as a REIT, we are required to distribute at least 90% of our REIT taxable income to our stockholders and meet the various other requirements imposed by the Code relating to such matters as operating results, asset holdings, distribution levels, and diversity of stock ownership. Provided we maintain our qualification for taxation as a REIT, we are generally not subject to corporate-level income tax on the earnings distributed currently to our stockholders that we derive from our REIT qualifying activities. If we fail to maintain our qualification as a REIT in any taxable year and are unable to avail ourselves of certain savings provisions set forth in the Code, all our taxable income would be subject to federal income tax at regular corporate rates, including any applicable alternative minimum tax. We are subject to certain state and local income taxes.

We, together with one of our entities, have elected to treat certain subsidiaries as a taxable REIT subsidiary (a “TRS”) for federal income tax purposes. Certain activities that we undertake must be conducted by a TRS, such as non-customary services for our tenants, and holding assets that we cannot hold directly. A TRS is subject to federal and state income taxes. The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. Neither the Company nor its subsidiaries have been assessed any significant interest or penalties for tax positions by any tax jurisdictions.

As of March 31, 2025, there were 14,154,032 Shares issued and outstanding. Our Series A Common Stock has been listed on the Nasdaq Stock Market under the symbol “SQFT” since October 7, 2020. Our Series D Preferred Stock has been listed on the Nasdaq Stock Market under the symbol “SQFTP” since June 11, 2021. On January 24, 2022, our Series A Warrants began trading on the Nasdaq Stock Market under the symbol “SQFTW”.

The following is a summary of distributions declared per share of our Series A Common Stock for the years ended December 31, 2023 and 2022. The Company did not pay any dividends on its Series A Common Stock for the year ended December 31, 2024 or for the first fiscal quarter of 2025, does not currently have plans to pay dividends to its Series A Common Stockholders going forward in 2025, and there can be no guarantee the board of directors will approve any future cash dividends.

Series A Common Stock

Quarter Ended	2024	2023	2022
	Distributions Declared	Distributions Declared	Distributions Declared
31-Mar	$0.000	$0.022	$0.105
30-Jun	0.000	0.023	0.106
30-Sep	0.000	0.023	0.02
31-Dec	0.000	0.023	0.021
Total	$0.000	$0.091	$0.252

29

Executive Officers and Directors of the Company. The names of our executive officers and directors are set forth below. The business address for each person is: 4995 Murphy Canyon Road, Suite 300, San Diego, CA 92123, and the telephone number for each person is

(760) 471-8536.

Beneficial Ownership of Shares by Directors and Officers. Based on a review of filings with the SEC, the following table shows the amount of Series A Common Stock beneficially owned (unless otherwise indicated) by (1) our directors, (2) our named executive officers, and (3) our directors and executive officers as a group. All information is as of March 26, 2025.

Name of Beneficial Owner	Beneficial Ownership	% of Shares Outstanding (1)	Plus Warrants
Directors and Named Executive Officers:
Jack K. Heilbron, Chief Executive Officer, President, and Chairman of the Board	767,055	5.42%	1,863,777
Gary M. Katz, Chief Investment Officer	597,747	4.22%	756,705
Steve Hightower, President, Director	96,869	*	131,971
Ed Bentzen, Chief Financial Officer	213,068	1.51%	240,499
Jennifer A. Barnes, Independent Director	84,326	*	106,867
David T. Bruen, Independent Director	98,987	*	120,868
James R. Durfey, Independent Director	113,444	*	143,925
Tracie Hager, Independent Director	43,321	*	43,321
Elena Piliptchak, Independent Director	239,881	1.69%	239,881

	43,321
All Executive Officers and Directors as a Group	2,254,698	15.93%	3,647,814

*	Indicates less than 1%
(1)	Based on 14,154,032 shares of our Series A Common Stock outstanding as of March 31, 2025.

30

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates, neither we nor, to the best of our knowledge, any of our directors, executive officers or affiliates have effected any transaction in the Shares during the past sixty days.

Stock-Based Compensation Plans; Other Interests. Except (1) as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO and (2) for the employment and incentive compensation arrangements described in our filings with the SEC, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. As required by the Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC a Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at https://www.sec.gov. In addition, copies of our Forms 10-K, 10-Q, 8-K and other filings we make with the SEC can be obtained free of charge from our investor relations website, at https://presidiopt.com/. These website addresses are not intended to function as hyperlinks, and the information contained on the SEC’s website and on our website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the Offer and is deemed to be part of this Offer to Purchase except to the extent any such information is modified or superseded by information in the Offer to Purchase or any document subsequently filed by us with the SEC. We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025;
●	Our Current Reports on Form 8-K, as filed with the SEC on January 6, 2025, January 29, 2025, February 7, 2025, February 24, 2025, March 14, 2025, April 1, 2025, April 7, 2025;
●	Our Current Report on Form 8-K/A-1 filed on April 8, 2025; and
●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 10, 2024.

We encourage you to review the information in the documents we are incorporating by reference when evaluating your decision to participate in the Offer.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website on the internet at www.sec.gov . Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 4995 Murphy Canyon Road, Suite 300, San Diego, CA 92123. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at https://presidiopt.com/. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

16. Additional Information.

We have filed an issuer tender offer statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule to the extent required to reflect information we subsequently file with the SEC. The SEC maintains a website (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any of or all the documents incorporated herein by reference, other than the exhibits to any documents that are not specifically incorporated by reference herein, free of charge by contacting us at the address or telephone number set forth on the first page of the Summary Term Sheet.

31

17. Certain Legal Matters; Regulatory Approvals.

We are aware of neither any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer nor any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action.

There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 7—Conditions of the Offer.

18. Certain Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences.

This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with, retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.

This summary of certain federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, (vii) a tax-exempt organization, (viii) subject to the alternative minimum tax provisions of the Code, (ix) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (x) holding Shares through a partnership or other pass-through entity, (xi) subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement, or (xii) a U.S. stockholder whose “functional currency” is not the U.S. dollar. This summary does not address the Medicare tax on certain investment income.

This summary is for general information purposes only and is not tax advice.

This summary applies only to U.S. stockholders. For these purposes, a “U.S. stockholder” is a beneficial owner of Shares that for federal income tax purposes is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for federal tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

●	an estate, the income of which is subject to federal income taxation regardless of its source; or

●	a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. stockholder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. stockholder.

32

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds Shares, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND TENDERING SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Federal Income Taxation of U.S. Stockholders

Generally. A sale of Shares pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the U.S. stockholder will recognize gain or loss as discussed below. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. stockholder will be treated as having received a distribution from us as discussed below.

As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for federal income tax purposes, is integrated with the Offer.

Sale Treatment. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) results in a “complete redemption” of all the U.S. stockholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only Shares that the U.S. stockholder actually owns, but also any Shares that the U.S. stockholder is treated as owning pursuant to certain constructive ownership and ownership attribution rules in the Code. Because the determination as to whether any of the alternative tests of Section 302 of the Code will be satisfied with respect to a U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders should consult their tax advisors to determine such tax treatment.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (i) we purchase all the Shares actually and constructively owned by the U.S. stockholder, or (ii) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and waives (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if (i) the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemptions and (ii) such U.S. stockholder owns less than 50% of the total combined voting power of all classes entitled to vote.

33

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in its proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. Whether a U.S. stockholder’s redemption of Shares pursuant to the Offer will result in a “meaningful reduction” of such U.S. stockholder’s proportionate interest will depend on such U.S. stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that a very small reduction in the proportionate interest of a small minority stockholder who does not exercise any control over corporate affairs generally constitutes a “meaningful reduction” in the stockholder’s interest in the company where the company’s stock is widely held and publicly traded. U.S. stockholders are urged to consult their tax advisors about the applicability of that ruling to the Offer.

U.S. stockholders should be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. stockholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a U.S. stockholder (other than an Odd Lot Holder who tenders all of his or her Shares) can be given no assurance that we will purchase a sufficient number of such Shares to permit the U.S. stockholder to satisfy any of the foregoing tests.

If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. stockholder’s adjusted tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). In connection with the purchase of Shares pursuant to this Offer, U.S. stockholders may identify by lot the Shares that are purchased, but U.S. stockholders who do not identify specific lots in a timely manner will be deemed to have tendered their Shares on a “first in/first out” basis. U.S. stockholders should consult their tax advisors regarding the consequences of the “cost basis” information reporting rules. Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the Shares for payment, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 20% under current law. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum U.S. federal income tax rate of 37% under current law. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income. The deductibility of capital losses is subject to limitations. In addition, any loss recognized upon a tender of Shares in the Offer by a U.S. stockholder that has held such Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received, or deemed to be received, from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent our current or accumulated earnings and profits are allocated to the distribution, unless we designate the dividend as a capital gains dividend. Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to non-corporate taxpayers are taxed at the higher federal income tax rate applicable to ordinary income, which is a maximum rate of 37%, provided, however, that such taxpayers may be able to deduct 20% of our ordinary dividends, thus reducing the maximum effective federal income tax rate on such dividends.

If a repurchase of our Shares pursuant to the Offer is treated as a distribution, a U.S. stockholder’s adjusted tax basis in the repurchased Shares generally will be transferred to the U.S. stockholder’s remaining Shares, if any. If a U.S. stockholder owns no other Shares, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely.

U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them in the event the repurchase is treated as a distribution with respect to their Shares.

34

Constructive Distributions. Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offer, U.S. stockholders whose percentage ownership of the Company increases as a result of the Offer should not be treated as realizing taxable constructive distributions by virtue of that increase. If any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including U.S. stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations.

Backup Withholding and Information Reporting. Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. We will rely on information previously provided by a U.S. stockholder in order to determine whether backup withholding is required. If we have not received this information from a U.S. stockholder, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, such holder will be subject to backup withholding on these payments. If U.S. stockholder has not previously provided this information or wishes to change previously provided information, it must submit to the Depositary a completed IRS Form W-9, which can be obtained from the Depositary or from www.irs.gov. Certain stockholders (including all corporations) are not subject to these backup withholding and reporting requirements. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided the required information is timely provided to the IRS.

U.S. Federal Income Taxation of Non-U.S. Stockholders

Tax Consequences for Non-U.S. Stockholders of Owning and Disposing of the Shares

Distributions on the Shares. Distributions of cash or property to a Non-U.S. stockholder in respect of the Shares received in the Offer will generally constitute dividends for U.S. federal income tax purposes to the extent paid from Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. stockholder’s adjusted tax basis in the Shares. Any remaining excess will be treated as capital gain and will be treated as described below under “—Gain on Disposition of the Shares.”

Dividends paid to a Non-U.S. stockholder generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. stockholder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. stockholder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. stockholder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. stockholder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. stockholder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed above, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such stockholder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. stockholders that are pass-through entities rather than corporations or individuals.

A Non-U.S. stockholder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. stockholders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

35

Gain on Disposition of the Shares. Subject to the discussion of backup withholding and FATCA herein, any gain realized by a Non-U.S. stockholder on the taxable disposition of the Shares generally will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. stockholder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. stockholder); or

●	the Non-U.S. stockholder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A non-corporate Non-U.S. stockholder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. stockholder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. stockholder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including the Shares) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of the Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of the Shares. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including the Shares), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the Shares.

36

19. Recommendation.

Although our board of directors has approved the Offer, none of the Company, our board of directors, Broadridge in its capacity as the Depositary, Paying Agent, or Information Agent, or any of their respective affiliates has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares. Each stockholder must make his, her or its own decision whether to tender Shares and how many Shares to tender. In doing so, stockholders should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. Stockholders are urged to discuss their decisions with their tax advisors, financial advisors or Custodians.

Because each stockholder’s investment decision is a personal one, based on their own financial and by circumstances, no person has been authorized to make any recommendation on our behalf as to whether stockholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in a Letter of Transmittal or the Important Instructions and Information. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.

20. Miscellaneous.

The Offer is not being disseminated to stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to not disseminate the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations.

In making the Offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act.

We have retained Broadridge to act as the Depositary, the Paying Agent, and as the Information Agent in connection with the Offer. In its role as Depositary, Broadridge will receive tendered Shares, Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders, that contact it. As Paying Agent, Broadridge will be responsible for determining the Purchase Price and proration factor, if any, and matching payment for all Shares purchased by us in the Offer. As the Information Agent, Broadridge may contact stockholders by mail, telephone, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

Broadridge will receive reasonable and customary compensation for its respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons, for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of Broadridge, for purposes of the Offer.

Stockholders holding their Shares of record will not be required to pay any fees or commissions in connection with the Offer directly to the Depositary. Beneficial owners who do not own their Shares as record holders are urged to consult the broker, dealer or other nominee or custodian who is the record holder of their Shares to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee or custodian stockholders and not directly to the Depositary.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary. The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.

Pursuant to the Exchange Act Rule 13e-4, we have filed with the SEC a Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manners set forth in Section 15 – Certain Information About the Company – Incorporation by Reference.

37

The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder or such stockholder’s custodian, broker, dealer, commercial bank, trust company, or other nominee to the Depositary as follows:

The Depositary and Paying Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

Permitted Methods of Delivery to the Depositary:

By UPS, FedEx, or Courier:	By USPS Service:

Presidio Property Trust, Inc.	Presidio Property Trust, Inc.
c/o Broadridge, Inc.	c/o Broadridge, Inc.
Attention: BCIS IWS	Attention: BCIS Re-Organization Dept.
51 Mercedes Way	P.O. Box 1317
Edgewood, New York 11717	Brentwood, New York 11717-0718

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

The Information Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

If you have questions or need assistance, please contact Broadridge by telephone at 1-855-793-5068 or via email at Shareholder@Broadridge.com.

38